Exhibit 99.1

         President, CEO, CFO, Secretary and Treasurer Remarks

Thank you very much Richard.

Thank you everyone for joining us today.

Before I begin, I would like to remind everyone that my remarks today contain forward-looking statements, including statements about the anticipated timing and terms of property sales, a potential alternative transaction, the Article 78 proceeding and our estimated net assets in liquidation. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Please refer to the risk factors and cautionary statements in our Annual Report on Form 10-K for 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which are available on our website and at sec.gov. We undertake no obligation to update these statements.

I sincerely want to thank our team of directors and advisors for their relentless focus on the mission of maximizing future distributions to our shareholders, including the substantial portion of their director and advisory fees that they have deferred. I would also like to thank Peter Pitsiokos for his loyalty and contributions over his 34-year tenure. He will surely be missed. I hope you all join me in wishing him success in his future endeavors.

For the last few years, economic headwinds have been challenging for real estate companies in general, and for Gyrodyne in particular, as we continue to work toward unlocking the value in our portfolio, a precursor to selling our properties and making liquidating distributions. Over the last two years, these headwinds have been reflected in persistent inflation, interest rates that remain elevated, continued downward pressure on occupancy rates and related rents, and higher demand for landlord-funded tenant improvements, all of which have been exacerbated by market volatility. This could not come at a worse time for Gyrodyne, as we are at the tail end of an effort to unlock value that has been pursued for over 10 years.

What has happened since our last Annual Meeting?

To address the aforementioned economic headwinds, we restructured our operations, reducing our employee headcount from four at the end of 2024 to one full-time employee, myself, as of October 2, 2026 , with the latest termination of our Chief Operating Officer expecting to save us approximately $620,000 over the remaining liquidation period. In addition, we are now managing our Westchester property internally rather than through a third-party manager.

On the financing side, the loan secured by our Cortlandt Manor medical office property reached its initial maturity date on October 10, 2026, and we exercised our option to extend it for an additional five years. In connection with the extension, we made a principal paydown of approximately $431 thousand, and the remaining balance of approximately $4 million now bears interest at a fixed rate of 7.28% for the extension period. While this is substantially higher than the prior rate of 3.75%, we believe the new rate is materially below the alternative financing options available to us.

In addition, we extended our $1.5 million term loan, which matured at the end of 2025, for an additional 24 months commencing January 1, 2026, interest-only at 15%, a rate we believe was also below the alternative financing options available to us.

We continue to defend the Flowerfield subdivision approvals in the petitioners’ appeal of the dismissal of the Article 78 proceeding. Briefing on the appeal was completed in July 2025, and we are awaiting a hearing date from the Appellate Division. We remain confident in our position, although there can be no assurance as to the outcome or timing of the appeal.

Let us now pivot toward our operations and financial update.

For the first six months of 2026, our costs in excess of operating receipts (excluding land development costs) were approximately $677,000, approximately $24,000 less than the first six months of 2025.

Our occupancy rate was 80% as of June 30, 2026, compared with 82% at December 31, 2025. The weakness in the commercial office market, continued demand for build-to-suit space (which largely conflicts with our capital plan) and inflation have made it more difficult to increase our occupancy rate and average rent per square foot, and we will continue to work to do so.

In our second quarter 10-Q, we estimated liquidating distributions of $12.30 per share as of June 30, 2026, compared with $11.76 per share at December 31, 2025 and $13.91 per share at December 31, 2024. The decline during 2025 was driven primarily by the costs of extending our liquidation timeline to December 31, 2028 and an approximately $4.0 million closing credit to B2K for sewage treatment plant and on-site infrastructure costs, partially offset by an approximately $3.6 million increase in the value of our real estate. The $0.54 per share increase during the first half of 2026 was driven mainly by approximately $620,000 of savings from our employee restructuring, favorable expense variances, a lower Cortlandt Manor entitlement budget and new leases.

Moving on to our preliminary, unaudited estimate of net assets in liquidation as of September 30, 2026, which remains subject to completion of our quarter-end review and may change when we file our third quarter 10-Q.

In July 2025, we signed an agreement to sell approximately 49 undeveloped acres of our Flowerfield complex to B2K Smithtown LLC, a developer seeking entitlements for an assisted living and age-restricted community, for a purchase price of between $24.0 million and $28.74 million, with a closing credit of approximately $4.0 million to B2K for sewage treatment plant and on-site infrastructure costs. The closing is subject to subdivision approval and final site plan approval, and our timeline has assumed resolution of the Article 78 proceeding. Until recently, we anticipated that the sale would close by December 31, 2028 at an estimated gross value of $28.74 million.

The success of this transaction and our overall efforts to sell our properties is heavily contingent on securing entitlements.

Progress toward the conditions to closing under the B2K agreement has slowed significantly because B2K and the owner of the adjoining Flowerfield Celebrations property have not yet reached agreement on whether B2K’s proposed site plan is consistent with a visual easement benefiting that property. Unless that issue is resolved, we believe there is a material risk that the B2K transaction will not close by the end of 2028, if at all.

In the meantime, the Company is in discussions with, New York State regarding a potential sale of the undeveloped Flowerfield acreage to the State. We believe a sale to the State would likely eliminate the need to construct a sewage treatment plant and eliminate or mitigate the on-site and off-site infrastructure improvements that are conditions of the subdivision under the Findings Statement, and the related closing credit under the B2K agreement would no longer apply. At the same time, the Company is negotiating an agreement with B2K to terminate the B2K agreement, contingent on the closing of a sale to the State, and which we anticipate will necessitate a significant payment to B2K. No definitive agreement has been reached with either the State or B2K, the terms of each remain under negotiation, and there can be no assurance that either agreement will be signed or that a sale to the State will close. Subject to those agreements, the Company believes that a sale to the State, net of termination costs and although at a lower gross price, would result in a higher risk-adjusted value for shareholders and could be completed in a shorter period of time.

Shifting to Cortlandt Manor, an extensive marketing campaign has indicated that the 150,000 square feet of medical office and 4,000 square feet of retail use permitted under the Medical Oriented Zoning District adopted by the Town Board in 2023 exceeds current market demand for medical office development. We are working with JLL and the Town of Cortlandt on an alternative mixed-use development and marketing strategy, with the goal of closing a sale no later than the end of 2028, subject to Town site plan approval.

In summary, although there can be no assurances and the process depends heavily on governmental bodies over which we have little control, rather than continue to rely on final site plan approval for the B2K transaction, which we now believe could extend well beyond 2028, if it occurs at all, we are pursuing a termination of the B2K agreement contingent on a sale of the same acreage to New York State, which we believe could close in the second half of 2027. [Furthermore, the petitioners may be prepared to withdraw their appeal in the Article 78 proceeding if a sale to the State closes; however, there is no agreement to that effect.] [We continue to target completion of the liquidation by December 31, 2028.]

Based on the foregoing, our preliminary estimate of net assets in liquidation as of September 30, 2026 is approximately $10.75 per share, compared with $12.30 per share as of June 30, 2026. The estimated decrease of $1.55 per share, or approximately $3.4 million in the aggregate, reflects primarily the lower estimated value, net of estimated termination costs, of a sale to New York State compared with the B2K transaction; the terms of both remain under negotiation. While the decrease is significant, we believe it is substantially less, on a risk-adjusted basis, than the additional costs, delay and uncertainty associated with continuing to pursue the B2K transaction. This estimate is preliminary and unaudited and may change in our third quarter 10-Q.

We are actively marketing Cortlandt Manor with the goal of entering into sales agreements at post-entitlement values. As you digest the financial information presented, please remember that the real estate values discussed largely reflect values established before the rise in interest rates and persistent inflation. The ultimate value realized is therefore largely dependent on economic conditions, inflation, interest rates, and the speed at which the courts and municipalities act.

Finally, while we still believe final entitlements and subsequent sales of individual properties will maximize distributions to shareholders, we remain open to offers for the properties as is and where is and or for sale of the Company itself.

I thank you very much for your anticipated continuing support.